                            SCHEDULE 14A INFORMATION

                   PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                  AWARE, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                 Not Applicable
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ----------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ----------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

          ----------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ----------------------------------------------------------------------

     (5)  Total fee paid:

          ----------------------------------------------------------------------

      * Set forth the amount on which the filing fee is calculated and state how it was determined.

          ----------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ----------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

          ----------------------------------------------------------------------

     (3)  Filing Party:

          ----------------------------------------------------------------------

     (4)  Date Filed:

          ----------------------------------------------------------------------

                                  AWARE, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 21, 1997

     Notice is hereby given that the Annual Meeting of Stockholders of Aware, Inc. (the "Company") will be held at the Renaissance Bedford Hotel, 44 Middlesex Turnpike, Bedford, Massachusetts on Wednesday, May 21, 1997, beginning at 10:00 A.M., local time, for the following purposes:

          1. To consider and vote upon the election of two Class I directors;
             and

          2. To transact such further business as may properly come before the Meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on Thursday, April 10, 1997, as the record date for the determination of the stockholders of the Company entitled to notice of, and to vote at, the Meeting and any adjournment thereof. Only stockholders of record on such date are entitled to notice of, and to vote at, the Meeting or any adjournment thereof.

                                          By Order of the Board of Directors,


                                          JAMES C. BENDER
                                          President

April 15, 1997
Bedford, Massachusetts











                             YOUR VOTE IS IMPORTANT

         PLEASE SIGN AND RETURN THE ENCLOSED PROXY, WHETHER OR NOT YOU
                          PLAN TO ATTEND THE MEETING.

                                   AWARE, INC.
                                  ONE OAK PARK
                          BEDFORD, MASSACHUSETTS 01730
                                 (617) 276-4000

                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 21, 1997

     This Proxy Statement and the enclosed form of proxy are being mailed to stockholders on or about April 15, 1997 in connection with the solicitation by the Board of Directors of Aware, Inc. (the "Company") of proxies to be used at the Annual Meeting of Stockholders of the Company, to be held at the Renaissance Bedford Hotel, 44 Middlesex Turnpike, Bedford, Massachusetts, at 10:00 A.M. on Wednesday, May 21, 1997, and at any and all adjournments thereof (the "Annual Meeting"). When proxies are returned properly executed, the shares represented will be voted in accordance with the stockholders' directions. Stockholders are encouraged to vote on the matters to be considered. If no choice has been specified by a stockholder, however, the shares covered by any executed proxy will be voted as recommended by management. Any stockholder may revoke his proxy at any time before it has been exercised.

     The Board of Directors of the Company has fixed the close of business on Thursday, April 10, 1997, as the record date for the determination of the stockholders of the Company entitled to notice of, and to vote at, the Annual Meeting and any adjournment thereof. Only stockholders of record on such date are entitled to notice of, and to vote at, the Annual Meeting and any adjournment thereof. At the close of business on March 24, 1997, there were issued and outstanding 19,159,636 shares of the Company's Common Stock, $0.01 par value per share (the "Common Stock"), entitled to cast 19,159,636 votes.

                         QUORUM AND TABULATION OF VOTES

     The By-Laws of the Company provide that a quorum at the Annual Meeting shall consist of a majority in interest of all stock issued, outstanding and entitled to vote at the Annual Meeting. Shares of Common Stock represented by a properly signed and returned proxy will be treated as present at the Annual Meeting for purposes of determining a quorum. In general, votes withheld from any nominee for election as director, abstentions (if applicable) and broker "non-votes" (if applicable) are counted as present or represented for purposes of determining the presence or absence of a quorum for the Annual Meeting. A "non-vote" occurs when a broker or nominee holding shares for a beneficial owner does not vote on a proposal because the broker or nominee does not have discretionary voting power and has not received instructions from the beneficial owner with respect to that proposal.

     The affirmative vote of a plurality of the shares of Common Stock properly cast at the Annual Meeting will be necessary to elect each director (Proposal
One). Abstentions, votes "withheld" from director-nominees, and broker "non-votes" will not be included in calculating the number of votes cast on such Proposal.

     Votes will be tabulated by the Company's transfer agent, Boston Equiserve Limited Partnership. The vote on each matter submitted to stockholders will be tabulated separately.

                                  PROPOSAL ONE

                             ELECTION OF DIRECTORS

     The Board of Directors has nominated for election as Class I directors James C. Bender and Jerald G. Fishman, each of whom is currently a director of the Company. Each director elected at the Annual Meeting will hold office for a term continuing until the annual meeting held in the third year following the year of his election and until his successor is duly elected and qualified.

     Each of the nominees has agreed to serve if elected, and the Company has no reason to believe that either nominee will be unable to serve. In the event that one or both nominees is unable or declines to serve as a director at the time of the Annual Meeting, proxies will be voted for such other nominee or nominees as the Board may then designate.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE TWO INDIVIDUALS NAMED ABOVE AS CLASS I DIRECTORS OF THE COMPANY.

                        DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information with respect to the directors and executive officers of the Company as of March 24, 1997:

NAME                                        AGE                      POSITION
----                                        ---                      --------
Charles K. Stewart(1)(2)..................  50      Chairman of the Board of Directors
James C. Bender(1)........................  44      President, Chief Executive Officer and Director
Michael A. Tzannes........................  35      Senior Vice President, Telecommunications
David C. Hunter...........................  41      Senior Vice President, Product Development
Richard P. Moberg.........................  42      Chief Financial Officer and Treasurer
Edmund C. Reiter..........................  33      Vice President, Advanced Products
Jerald G. Fishman.........................  51      Director
John K. Kerr(1)(2)(3).....................  59      Director
John S. Stafford, Jr.(3)..................  59      Director

---------------
(1) Member of the Executive Committee
(2) Member of the Audit Committee
(3) Member of the Compensation Committee

     Charles K. Stewart has been a Director of the Company since 1988 and Chairman of the Board of Directors since April 1995. Mr. Stewart previously served as Chairman of the Board of Directors from 1988 to 1990 and from March 1994 to November 1994. From 1975 to December 1993, he traded options, futures and securities on the Chicago Board of Options Exchange and has been involved in private venture capital transactions since 1984. Mr. Stewart received an M.B.A. from Northwestern University and a B.A. from Yale University.

     James C. Bender has been President, Chief Executive Officer and a director of the Company since October 1994. From April 1992 to February 1994, Mr. Bender served as President and Chief Executive Officer of Logicraft, Inc., a network service provider. From 1986 to April 1992, Mr. Bender served as Logicraft's President and Chief Operating Officer. Mr. Bender received an M.B.A. from the Harvard Graduate School of Business Administration and a B.S. from Lowell Technological Institute.

     Michael A. Tzannes has been the Company's Senior Vice President, Telecommunications since April 1996. Dr. Tzannes served as the Company's Vice President, Telecommunications from December 1992 to April 1996, as a Senior Member of the Company's Technical Staff from January 1991 to November 1992, and as a consultant to the Company from October 1990 to December 1990. From 1986 to 1990, he was a Staff Engineer at Signatron, Inc., a telecommunications technology and systems developer. Dr. Tzannes received a Ph.D. in electrical engineering from Tufts University, an M.S. from the University of Michigan at Ann Arbor, and a B.S. from the University of Patras, Greece.

     David C. Hunter joined the Company in May 1996 as Senior Vice President, Product Development. From 1982 to April 1996, Mr. Hunter served as Vice President, Research and Development of I.D.E. Corporation ("IDEA"), a manufacturer of data communications equipment. Mr. Hunter was a founder and director of IDEA. Mr. Hunter received an M.B.A. with high distinction from the Harvard Graduate School of Business Administration and a B.S. with distinction from Cornell University.

     Richard P. Moberg, C.P.A. joined the Company in June 1996 as Chief Financial Officer and Treasurer. From December 1990 to June 1996, Mr. Moberg held a number of positions at Lotus Development Corporation, a computer software developer, including Corporate Controller from June 1995 to June 1996,

Assistant Corporate Controller from May 1993 to June 1995, and Director of Financial Services from December 1990 to May 1993. Mr. Moberg received an M.B.A. from Bentley College and a B.B.A. in accounting from the University of Massachusetts at Amherst.

     Edmund C. Reiter has been the Company's Vice President, Advanced Products since August 1995. Prior to that, he served as the Company's Manager of Product Development for still image compression products from June 1994 to August 1995, as a Senior Member of the Company's Technical Staff from November 1993 to June 1994, and as a Member of the Technical Staff from December 1992 to November 1993. Dr. Reiter served as Senior Scientist at New England Research, Inc. from January 1991 to November 1992. Dr. Reiter received a B.S. from Boston College and a Ph.D. from the Massachusetts Institute of Technology.

     Jerald G. Fishman has been a Director of the Company since May 1996 and President and Chief Executive Officer of Analog Devices, Inc. ("ADI") since November 1996. Mr. Fishman joined ADI in 1971 and held a variety of management positions in marketing, operations and strategic planning, including Group Vice President from 1982 to 1988, Executive Vice President from 1988 to November 1991, and President and Chief Operating Officer from November 1991 to November 1996. Mr. Fishman has also served as a Director of ADI since November 1991. Mr. Fishman received a B.S. in electrical engineering from the City College of New York, an M.S. in electrical engineering from Northeastern University, an M.B.A. from Boston University and a J.D. from Suffolk Law School. Mr. Fishman is a director of Kollmorgen Corporation.

     John K. Kerr has been a Director of the Company since 1990. Mr. Kerr previously served as a Director of the Company from 1988 to 1989 and as the Chairman of the Board of Directors from November 1992 to March 1994. From June 1992 to November 1994, Mr. Kerr served as the Company's Assistant Vice President of Marketing. Mr. Kerr has been General Partner of Grove Investment Partners, a private investment partnership, since 1990. Mr. Kerr received an M.A. and a B.A. from Baylor University.

     John S. Stafford, Jr. has been a Director of the Company since 1988. Mr. Stafford has been a Member of the Chicago Board of Options Exchange since 1975, where he trades financial futures, options and equity instruments. Mr. Stafford received an M.B.A. from the University of North Carolina and a B.A. from Davidson College.

     The Board of Directors is divided into three classes, each consisting of one-third of the whole number of the Board of Directors. One class is elected each year at the annual meeting of stockholders to hold office for a term of three years. Each director holds office until his successor has been duly elected and qualified. In accordance with Massachusetts law, the Board of Directors has fixed the number of Directors at six. There is currently one vacancy on the Board of Directors. Messrs. Bender and Fishman serve in the class whose terms expire in 1997; Mr. Kerr serves in the class whose terms expire in 1998; and Messrs. Stafford and Stewart serve in the class whose terms expire in 1999. Pursuant to Mr. Bender's employment agreement, the Company has agreed to use its best efforts to cause Mr. Bender to be elected to the Company's Board of Directors. See "Compensation of Directors and Executive Officers -- Employment Agreement." Executive officers are elected annually by the Board of Directors and serve at the discretion of the Board or until their respective successors have been duly elected and qualified. There are no family relationships among the directors and executive officers of the Company.

COMMITTEES AND MEETINGS OF THE BOARD

     During 1996, the Board met eight times and acted by unanimous written consent on three occasions. No incumbent director attended fewer than 75% of the total number of meetings held by the Board and Committees of the Board on which he served.

     In April 1996, the Company established an Executive Committee, a Compensation Committee and an Audit Committee. The Company does not have a nominating committee or other committee performing similar functions. The Executive Committee has all of the powers of the Board of Directors except the power to: (i) change the number of directors or fill vacancies on the Board of Directors; (ii) elect or fill vacancies in the offices of President, Treasurer or Clerk; (iii) remove any officer or director; (iv) amend the By-Laws of the Company; (v) change the principal office of the Company; (vi) authorize the payment of any dividend or distribution to shareholders of the Company; (vii) authorize the reacquisition of capital stock for value; and (viii) authorize a merger. In 1996, the Executive Committee met once and took action by unanimous written consent once.

     The Compensation Committee provides recommendations concerning salaries and incentive compensation for senior management of the Company and administers the Company's stock option plans. In 1996, the Compensation Committee took action by unanimous written consent once but did not conduct any formal meetings. The Audit Committee reviews the results and scope of the annual audit of the Company's financial statements conducted by the Company's independent accountants, the scope of other services provided by the Company's independent accountants, proposed changes in the Company's financial and accounting standards and principles, and the Company's policies and procedures with respect to its internal accounting, auditing and financial controls. The Audit Committee also makes recommendations to the Board of Directors on the engagement of the independent accountants, as well as other matters which may come before the Audit Committee or at the direction of the Board of Directors. In 1996, the Audit Committee neither met nor took action by unanimous written consent.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Company's Compensation Committee is currently composed of Messrs. Kerr and Stafford. Mr. Kerr formerly served as the Company's Assistant Vice President of Marketing from June 1992 to November 1994. Prior to the appointment of the Compensation Committee in April 1996, the compensation of the Company's executive officers was determined by the Board of Directors, which consisted of Messrs. Bender, Stewart, Stafford and Kerr and Mr. William N. Sick, Jr. Mr. Sick served on the Board of Directors from January 1996 until his resignation in June 1996. Mr. Bender, the Company's President and Chief Executive Officer, served on the Board of Directors throughout 1996 and participated in the deliberations of the Board of Directors concerning the compensation of the Company's executive officers other than himself. In 1996, no other officer or employee of the Company participated in any such deliberations. No interlocking relationship has existed between the Company's Board of Directors or Compensation Committee and the board of directors or compensation committee of any other company since January 1, 1996.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

DIRECTORS' COMPENSATION

     Each non-employee director of the Company is reimbursed for expenses incurred in attending meetings of the Board of Directors. Directors of the Company are not paid any separate fees for serving as directors. On May 23, 1996, the Company granted Messrs. Stewart and Fishman nonstatutory options under the 1996 Stock Option Plan to purchase 330,000 and 150,000 shares of Common Stock, respectively, at an exercise price of $8.25 per share. The options vest in equal monthly installments over a period of three years, commencing June 1, 1996, except that 30,000 of Mr. Stewart's options were fully vested as of the date they were granted. For information concerning certain options granted to Mr. Bender, see "-- Executive Compensation -- Option Grants in Last Fiscal Year" and "-- Employment Agreement."

EXECUTIVE COMPENSATION


     Summary of Cash and Other Compensation. The following table provides certain summary information concerning compensation earned for services rendered to the Company in all capacities in 1996 by the Company's President and Chief Executive Officer and the Company's four other most highly compensated executive officers (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE


                                                                                            LONG TERM
                                                                                           COMPENSATION
                                                                                           ------------
                                                            ANNUAL COMPENSATION               AWARDS
                                                   -------------------------------------   ------------
                                                                            OTHER ANNUAL    SECURITIES
NAME AND                                                                      COMPEN-       UNDERLYING
PRINCIPAL POSITION                          YEAR   SALARY($)     BONUS($)   SATION($)(1)   OPTIONS(#)(2)
------------------                          ----   ---------     --------   ------------   ------------
James C. Bender.........................    1996   $200,154           --              --      110,000
  President and Chief Executive Officer     1995    179,013           --              --      500,000

Michael A. Tzannes......................    1996    133,038      $20,451              --      130,000
  Senior Vice President,                    1995    103,815           --              --      220,000
  Telecommunications

David C. Hunter.........................    1996    119,904(3)        --              --      330,000
  Senior Vice President, Product            1995         --           --              --           --
  Development

Richard P. Moberg.......................    1996     66,499(4)        --              --       85,000
  Chief Financial Officer and Treasurer     1995         --           --              --           --

Edmund C. Reiter........................    1996     80,138       37,844              --       30,000
  Vice President, Advanced Products         1995     73,843        7,701              --       32,000

---------------
(1) Other annual compensation in the form of perquisites and other personal benefits has been omitted because the aggregate amount of such perquisites and other personal benefits was less than $50,000 and constituted less than 10% of the Named Executive Officer's total annual salary and bonus.

(2) Represents stock options granted under the Company's 1990 Incentive and Nonstatutory Stock Option Plan and 1996 Stock Option Plan. In 1995 and 1996, the Company did not make any restricted stock awards, grant any stock appreciation rights or make any long-term incentive plan payouts.

(3) Mr. Hunter commenced employment with the Company in May 1996 at an annual salary of $180,000.

(4) Mr. Moberg commenced employment with the Company in June 1996 at an annual salary of $125,000.

     Option Grants in Last Fiscal Year. The following table sets forth for each of the Named Executive Officers certain information concerning stock options granted under the 1996 Stock Option Plan during 1996.

                       OPTION GRANTS IN LAST FISCAL YEAR



                                              INDIVIDUAL GRANTS
                      -----------------------------------------------------------------  POTENTIAL REALIZABLE VALUE
                        NUMBER OF                                                          AT ASSUMED ANNUAL RATE
                       SECURITIES     PERCENT OF TOTAL                                   OF STOCK PRICE APPRECIATION
                       UNDERLYING     OPTIONS GRANTED    EXERCISE                            FOR OPTION TERM(1)
                         OPTIONS      TO EMPLOYEES IN     PRICE          EXPIRATION      ---------------------------
NAME                  GRANTED(#)(2)    FISCAL YEAR(3)    ($/SH)(4)          DATE           5%($)            10%($)
----                  -------------   ----------------   ---------    ----------------   ----------       ----------
James C. Bender......   60,000(5)           4.78%         $ 8.25         May 23, 2006    $  311,303       $  788,903
                        50,000(6)           3.98            8.25         May 23, 2006       259,419          657,419

Michael A. Tzannes...   50,000(6)           3.98            8.25         May 23, 2006       259,419          657,419
                        10,043(7)           0.80           10.25(8)    December 5, 2006      64,738          164,061
                        59,957(9)           4.77           10.25(8)    December 5, 2006     386,493          979,449
                        10,000(10)          0.80           10.25       December 5, 2006      64,462          163,359

David C. Hunter......  264,000(11)         21.02            8.25         May 23, 2006     1,369,733        3,471,171
                        20,000(6)           1.59            8.25         May 23, 2006       103,768          262,968
                        36,000(12)          2.87            8.25         May 23, 2006       186,782          473,342
                        10,000(10)          0.80           10.25       December 5, 2006      64,462          163,359

Richard P. Moberg....   75,000(13)          5.97            8.25         June 10, 2006      389,129          986,128
                        10,000(10)          0.80           10.25       December 5, 2006      64,462          163,359

Edmund C. Reiter.....   20,000(6)           1.59            8.25         May 23, 2006       103,768          262,968
                        10,000(10)          0.80           10.25       December 5, 2006      64,462          163,359

---------------
 (1) Amounts reported in this column represent hypothetical values that may be realized upon exercise of the options immediately prior to the expiration of their term, assuming the specified compounded rates of appreciation of the price of the Common Stock over the term of the options. These numbers are calculated based on rules promulgated by the Securities and Exchange Commission and do not represent the Company's estimate of future stock price growth. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the timing of such exercise and the future performance of the Common Stock. There can be no assurance that the rates of appreciation assumed in this table can be achieved or that the amounts reflected will be received by the Named Executive Officers. This table does not take into account any appreciation in the price of the Common Stock from the date of grant to the current date. The values shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise.

 (2) Represents shares of Common Stock issuable upon exercise of incentive stock options and nonstatutory stock options granted under the 1996 Stock Option Plan.

 (3) In 1996, the Company granted employees options to purchase an aggregate of 1,255,750 shares of Common Stock under the 1996 Stock Option Plan.

 (4) All options were granted at no less than fair market value as determined by the Board of Directors or the Compensation Committee on the date of grant. The market value of the Common Stock prior to the Company's initial public offering was determined by the Board of Directors or the Compensation Committee based on various factors, including the illiquid nature of an investment in the Common Stock, the Company's historical financial performance and the Company's future prospects.

 (5) The option vests in equal monthly installments over a period of three years, commencing November 1, 1995.

 (6) The option vests in equal monthly installments over a period of three years, commencing June 1, 1996.

 (7) The option vests to the extent of 3,377 shares on January 1, 1998 and 6,666 shares on January 1, 1999.

 (8) The options were originally granted on September 5, 1996 at an exercise price of $15.00 per share with ten-year terms expiring September 5, 2006. On December 5, 1996, the options were cancelled and new options were granted at an exercise price of $10.25 per share with ten-year terms expiring December 5, 2006. See "-- Ten-Year Option Repricing."

 (9) The option vests in equal monthly installments over a period of three years, commencing October 1, 1996.

(10) The option vests in equal monthly installments over a period of three years, commencing January 1, 1997.

(11) The option vests to the extent of 96,000 shares on December 31, 1996 and 7,333 shares per month commencing May 1, 1996 until fully vested. The vesting of the option accelerates in full upon a change in control of the Company.

(12) The option vests 1,000 shares per month commencing May 1, 1996, 2,000 shares per month commencing September 1, 1996 and 1,000 shares per month commencing January 1, 1997. The vesting of the option accelerates in full upon a change in control of the Company.

(13) The option vests in equal monthly installments over a period of three years, commencing July 1, 1996. The vesting of the option accelerates in full upon a change in control of the Company.


     Option Exercises and Fiscal Year-End Option Values. The following table sets forth certain information concerning stock options exercised during 1996 and stock options held as of December 31, 1996 by each of the Named Executive Officers.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES


                                                  NUMBER OF SECURITIES UNDERLYING         VALUE OF UNEXERCISED
                            SHARES                    UNEXERCISED OPTIONS AT              IN-THE-MONEY OPTIONS
                           ACQUIRED     VALUE             FISCAL YEAR END               AT FISCAL YEAR END($)(2)
                              ON       REALIZED  ---------------------------------  --------------------------------
NAME                      EXERCISE(#)   ($)(1)   EXERCISABLE(#)  UNEXERCISABLE(#)   EXERCISABLE($)  UNEXERCISABLE($)
----                      -----------  --------  --------------  -----------------  --------------  ----------------
James C. Bender.........     10,000      $ 0         664,505          435,495         $5,655,590       $3,287,410
Michael A. Tzannes......         --       --         179,632          230,368          1,508,376        1,066,874
David C. Hunter.........         --       --         162,666          167,334            304,999          295,001
Richard P. Moberg.......         --       --          10,425           74,575             19,547          121,078
Edmund C. Reiter........         --       --          30,597           44,403            246,833          187,792

---------------
(1) There was no public trading market for the Common Stock on the exercise date; accordingly, value is based on the fair market value of the Common Stock on the exercise date, as determined by the Board of Directors, less the applicable option exercise price.

(2) Value is based on the last sale price of the Common Stock ($10.125 per share) on December 31, 1996, as reported by the Nasdaq National Market, less the applicable option exercise price. These values have not been and may never be realized. Actual gains, if any, on exercise will depend on the value of the Common Stock on the date of the sale of the shares.

     Ten-Year Option Repricing. The following table sets forth certain information regarding the repricing during 1996 of stock options previously awarded to the Named Executive Officers in 1996. See "Compensation Committee Report on Executive Compensation" below for further information.

                           TEN-YEAR OPTION REPRICING

                                                                                                                  LENGTH OF
                                                   NUMBER OF                                                       ORIGINAL
                                                  SECURITIES    MARKET PRICE                                     OPTION TERM
                                                  UNDERLYING     OF STOCK AT    EXERCISE PRICE       NEW         REMAINING AT
                                                    OPTIONS        TIME OF        AT TIME OF      EXERCISE         DATE OF
NAME AND PRINCIPAL POSITION          DATE         REPRICED(#)   REPRICING($)     REPRICING($)     PRICE($)        REPRICING
-----------------------------  -----------------  -----------   -------------   ---------------   ---------   ------------------
James C. Bender..............                 --         --             --               --             --                    --
  President and Chief
  Executive Officer
Michael A. Tzannes...........   December 5, 1996     70,000        $ 10.25          $ 15.00        $ 10.25     9 years, 274 days
  Senior Vice President,
  Telecommunications
David C. Hunter..............                 --         --             --               --             --                    --
  Senior Vice President,
  Product Development
Richard P. Moberg............                 --         --             --               --             --                    --
  Chief Financial Officer
  and Treasurer
Edmund C. Reiter.............                 --         --             --               --             --                    --
  Vice President,
  Advanced Products

EMPLOYMENT AGREEMENT

     Mr. Bender entered into an employment agreement with the Company on October 27, 1994. The agreement was amended on December 20, 1996. As amended, the agreement provides that Mr. Bender will serve as the President and Chief Executive Officer of the Company for a term expiring December 31, 2002. Under the agreement, the term of Mr. Bender's employment will be extended for up to five one-year periods, the first to commence on January 1, 2003, until either the Company or Mr. Bender gives the other six month's notice of non-renewal. The Company also agreed to use its best efforts to cause Mr. Bender to be elected to the Board of Directors. The agreement provides that Mr. Bender shall receive an annual salary of $200,000 and bonuses at the discretion of the Board of Directors. The Company agreed to pay on Mr. Bender's behalf initiation fees at a golf or country club of up to $40,000 and annual dues up to a maximum of $6,000, as well as the premiums on a term life insurance policy on his life in the principal amount of $1.0 million. Mr. Bender is entitled to participate in the Company's insurance and other employee benefit programs on the same basis as all other employees. Mr. Bender agreed to be bound by the terms of the Company's standard employee agreement concerning inventions, confidentiality and non-competition.

     In the event of termination as a result of death or disability, the Company will continue Mr. Bender's compensation and benefits for a period of six months thereafter. The Company may terminate Mr. Bender's employment for cause upon ten days' notice and an opportunity to be heard at a meeting of the Board of Directors or the Executive Committee; for purposes of the agreement, "cause" means negligent acts or omissions that have been or will be the sole or primary cause of material harm to the Company, conviction of a crime involving moral turpitude or conviction of a crime the principal victim of which is the Company. In the event that the Company terminates Mr. Bender's employment without cause or in the event of a change in control of the Company (as defined in the agreement), the Company will pay Mr. Bender a severance payment upon such termination equal to the salary he would have earned through the expiration of his employment, such payment not to be less than $180,000 nor more than $270,000. Mr. Bender may terminate his employment with the Company by giving three months' prior written notice to the Company.

     Pursuant to the Agreement, the Company has granted Mr. Bender an incentive option to purchase 230,769 shares of Common Stock, a nonstatutory option to purchase 269,231 shares of Common Stock and a nonstatutory option to purchase 300,000 shares of Common Stock, each at an exercise price of $1.30 per share. The first two options vest in equal monthly installments over periods of three years ending October 1997 and the third option vests in equal monthly installments over a period of three years ending December 1997. Each option expires on the eighth anniversary of the date of grant. If Mr. Bender terminates his employment before December 31, 1998, he will forfeit up to 30% of the vested portion of these options.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee established by the Board of Directors is composed of two outside directors, John K. Kerr and John S. Stafford, Jr. The Compensation Committee has general responsibility for the Company's executive compensation policies and practices, including making specific recommendations to the Board concerning compensation for the Company's executive officers. The following report summarizes the Company's executive officer compensation policies for 1996.

  Compensation Objectives

     The Company's executive compensation programs are generally designed to relate executive compensation to improvements in the Company's financial performance and corresponding increases in stockholder value. Decisions concerning executive compensation are intended to:

     - establish incentives that will link executive officer compensation to the Company's stock performance and motivate executives to attain the Company's quarterly and annual financial targets and to promote the Company's long-term financial success; and

     - provide a total compensation package that is competitive within the industry and that will assist the Company to attract and retain executives who will contribute to the long-term financial success of the Company.

  Executive Compensation

     The Company's executive compensation package consists of two principal components: (1) base salary and (2) long-term incentive compensation in the form of stock options under the Company's stock option plans. The Company's executive officers are also eligible to participate in other employee benefit plans, including health and life insurance plans, a 401(k) retirement plan and a stock purchase plan, on substantially the same terms as other employees who meet applicable eligibility criteria, subject to any legal limitations on the amounts that may be contributed or the benefits that may be payable under these Company plans.

     The Company's executive compensation policy emphasizes stock options which align the interests of management with the stockholders' interest in the financial performance of the Company for fiscal quarters, the fiscal year and the longer term. Executive officers' base salaries were increased for 1996 in accordance with the Company's general policy of adjusting salaries annually to reflect comparable executive salaries for comparably sized companies and to accomplish the Company's compensation objectives as outlined above. Although the Company did not establish a bonus program for its executive officers in 1996, it paid commissions to Messrs. Tzannes and Reiter in accordance with predefined, revenue-based formulas.

     In 1996, each of James C. Bender, Michael A. Tzannes, David C. Hunter, Richard P. Moberg and Edmund C. Reiter was awarded stock options under the Company's 1996 Stock Option Plan. As indicated in the table captioned "Option Grants in Last Fiscal Year" above, each of Messrs. Bender, Tzannes, Hunter and Moberg received substantial option grants in 1996. These large awards, which were intended to align these four senior executives' interests with those of the Company's stockholders by providing them with a substantial equity stake in the Company, may not be indicative of the size of awards to be received by the current executive officers of the Company in the future. Vesting of the options granted to these individuals generally occurs over a period of three years after the date of grant. The Compensation Committee believes that the grant of options that vest over an extended period provides significant incentive for executive officers to continue their efforts on behalf of the Company and to create long-term value for the Company's stockholders.

  Chief Executive Officer Compensation

     Consistent with the overall executive officer compensation policy, the Company's approach to the Chief Executive Officer's compensation package in 1996 was to be competitive with other high growth companies in the industry. The Compensation Committee believes that this approach provides additional incentive to Mr. Bender to achieve the Company's performance goals and enhance stockholder value. His base salary, which was increased from $180,000 in 1995 to $200,000 in 1996, was designed to give him assurance of a base level of compensation consistent with his position and duration of employment with the Company and to be competitive with salaries paid to officers holding comparable positions in the industry. In December 1996, the Company amended Mr. Bender's employment agreement to reflect this increase in his base salary for future years and to provide certain additional benefits as described above under "Compensation of Directors and Executive Officers -- Employment Agreement." The Committee believes that these benefits are appropriate in light of the successful completion of the Company's initial public offering in August 1996. As indicated above, Mr. Bender's 1996 option grants were intended to ensure that his equity position in the Company was commensurate with his seniority and responsibilities, rather than as recognition of the Company's or his individual performance in 1996.

  Report on Repricing of Options

     The December 1996 repricing of options held by Mr. Tzannes described in the table captioned "Ten-Year Option Repricing" above reflects the consistent application of the policy of the Compensation Committee regarding stock options. The Compensation Committee and the full Board of Directors believe that the Company can provide the maximum incentive to its employees, including senior executives, by granting stock options at exercise prices equal to or not materially greater than the current fair market value of the Company's Common Stock. As a result of this policy, the options granted to Mr. Tzannes on September 5, 1996 were repriced on December 5, 1996 to reflect more accurately the market value of the Common Stock as determined by the closing price of the Common Stock on the Nasdaq National Market on that date.

  Policy Regarding Section 162(m) of the Internal Revenue Code

     Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the deductibility of compensation in excess of $1.0 million paid to the chief executive officer and the four most highly compensated officers of the Company (other than the chief executive officer) in any year, unless the compensation qualifies as "performance-based compensation." The Compensation Committee's policy with respect to Section 162(m) is to make every reasonable effort to cause compensation to be deductible by the Company while simultaneously providing executive officers of the Company with appropriate rewards for their performance. The aggregate base salaries and bonuses of the Company's executive officers have not historically exceeded, and are not in the foreseeable future expected to exceed, the $1.0 million limit, and options under the Company's 1996 Stock Option Plan are intended to qualify as performance-based compensation.

                                            The Compensation Committee

                                               John K. Kerr
                                               John S. Stafford, Jr.

PERFORMANCE GRAPH

     The following Performance Graph compares the performance of the Company's cumulative stockholder return with that of a broad market index, the Nasdaq Stock Market Index for U.S. Companies and a published industry index, the Hambrecht & Quist Technology Index. The cumulative stockholder returns for shares of the Company's Common Stock and for the market and industry indices are calculated assuming $100 was invested on August 9, 1996, the date on which the Company's Common Stock commenced trading on the Nasdaq National Market. The Company paid no cash dividends during the periods shown. The performance of the market and industry indices is shown on a total return (dividends reinvested) basis.

            COMPARISON OF CUMULATIVE TOTAL RETURN AMONG AWARE, INC., THE NASDAQ STOCK MARKET INDEX FOR U.S. COMPANIES AND THE
                       HAMBRECHT & QUIST TECHNOLOGY INDEX

        MEASUREMENT PERIOD                                H&Q TECHNOLOGY       NASDAQ STOCK
      (FISCAL YEAR COVERED)             AWARE, INC.            INDEX           MARKET - U.S.
AUGUST 9, 1996                                  100.00              100.00              100.00
DECEMBER 31, 1996                               101.25              116.73              113.20

                              CERTAIN TRANSACTIONS

ADI AGREEMENTS

     In 1993, the Company entered into a Development Contract and a License Agreement with ADI to produce broadband chipsets. The Development Contract was amended in June 1994 and September 1995. In 1996, the Company received revenue from ADI of approximately $877,500. Jerald G. Fishman, ADI's President and Chief Executive Officer, is a director of the Company.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     At the close of business on March 24, 1997, there were issued and outstanding 19,159,636 shares of Common Stock entitled to cast 19,159,636 votes. On March 24, 1997, the closing price of the Company's Common Stock as reported by the Nasdaq National Market was $10.50 per share.

PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock as of March 24, 1997 by (i) each person or group known by the Company to be the beneficial owner of more than five percent of the outstanding Common Stock; (ii) each of the Company's directors; (iii) each of the Named Executive Officers and (iv) all directors and executive officers of the Company as a group. The information as to each person has been furnished by such person.

                                                                          SHARES BENEFICIALLY
                                                                                 OWNED
                                                                        ------------------------
NAMES AND ADDRESSES OF BENEFICIAL HOLDERS                               NUMBER(1)     PERCENT(2)
-----------------------------------------                               ---------     ----------
Richard J. Naegele....................................................  2,084,695        10.9%
  401 S. LaSalle Street
  Suite 1502
  Chicago, Illinois 60605

John S. Stafford, Jr..................................................  1,784,783         9.3
  230 S. LaSalle Street
  Suite 688
  Chicago, Illinois 60604

Charles K. Stewart(3).................................................  1,285,402         6.7
  401 S. LaSalle Street
  Suite 1502
  Chicago, Illinois 60605

Howard L. Resnikoff(4)................................................    986,261         5.2
  P.O. Box 812127
  Wellesley, Massachusetts 02181

John K. Kerr(5).......................................................    896,293         4.7

James C. Bender(6)....................................................    748,693         3.8

David C. Hunter(7)....................................................    217,365         1.1

Michael A. Tzannes(8).................................................    191,899           *

Jerald G. Fishman(9)..................................................     45,870           *

Edmund C. Reiter(10)..................................................     38,937           *

Richard P. Moberg(11).................................................     21,962           *

All directors and executive officers as a group (9 persons)(12).......  5,231,204        25.5%

---------------
  *  Less than one percent.

 (1) The number of shares beneficially owned by each stockholder is determined in accordance with the rules promulgated by the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the person has sole or shared voting power or investment power and also any shares which the person has the right to acquire within 60 days after March 24, 1997 through the exercise of any stock option or other right. The inclusion herein of such shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of such shares. To the Company's knowledge, each person named in the table has sole voting power and investment power (or shares such power with his or her spouse) with respect to all shares of Common Stock shown as beneficially owned by such person, except as otherwise indicated.

 (2) Percentage ownership is based on 19,159,636 shares of Common Stock outstanding as of March 24, 1997. Solely for purposes of computing the percentage of shares beneficially owned by a person, shares of Common Stock which the person has the right to acquire within 60 days of March 24, 1997 are deemed outstanding.

 (3) Includes 163,397 shares subject to options exercisable within 60 days of March 24, 1997; 242,431 shares held in trust for Mr. Stewart's children; and 80,575 shares held as trustee of the Dawson Family Trust. Does not include 208,261 shares subject to options not exercisable within 60 days of March 24, 1997.

 (4) Includes 508,861 and 475,000 shares held by the Howard L. Resnikoff Living Trust and the Joan Resnikoff Living Trust, respectively, of which Mr. Resnikoff and his spouse are co-trustees.

 (5) Includes 324,193 shares held by Grove Investment Partners, of which Mr. Kerr is a general partner.

 (6) Includes 708,693 shares subject to stock options exercisable within 60 days of March 24, 1997. Does not include 281,307 shares subject to options not exercisable within 60 days of March 24, 1997.

 (7) Includes 207,223 shares subject to stock options exercisable within 60 days of March 24, 1997. Does not include 122,777 shares subject to options not exercisable within 60 days of March 24, 1997.

 (8) Includes 181,899 shares subject to stock options exercisable within 60 days of March 24, 1997. Does not include 183,101 shares subject to options not exercisable within 60 days of March 24, 1997.

 (9) Represents shares subject to stock options exercisable within 60 days of March 24, 1997. Does not include 104,130 shares subject to options not exercisable within 60 days of March 24, 1997.

(10) Represents shares subject to stock options exercisable within 60 days of March 24, 1997. Does not include 36,063 shares subject to options not exercisable within 60 days of March 24, 1997.

(11) Represents shares subject to stock options exercisable within 60 days of March 24, 1997. Does not include 63,038 shares subject to options not exercisable within 60 days of March 24, 1997.

(12) Includes 1,367,981 shares subject to options exercisable within 60 days of March 24, 1997. Does not include 998,677 shares subject to options not exercisable within 60 days of March 24, 1997.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC"). Officers, directors and greater-than-10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely upon review of Forms 3 and 4 and amendments thereto furnished to the Company during 1996 and Forms 5 and amendments thereto furnished to the Company with respect to 1996, or written representations that Form 5 was not required, the Company believes that all Section 16(a) filing requirements applicable to its officers, directors and greater-than-10% stockholders were fulfilled in a timely manner.

                            INDEPENDENT ACCOUNTANTS

     The Board of Directors has selected Deloitte & Touche LLP as independent accountants to audit the financial statements of the Company for the fiscal year ending December 31, 1997.

     Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions from stockholders.

                       CHANGES IN INDEPENDENT ACCOUNTANTS

     In April 1996, the Company's Board of Directors authorized the Company to retain Deloitte & Touche LLP as its independent accountants and dismissed DiBenedetto & Company, P.A. The financial statements for December 31, 1994, 1995 and 1996 were audited by Deloitte & Touche LLP. DiBenedetto & Company, P.A. had been retained to audit the Company's financial statements as of and for the year ended December 31, 1994. The report of DiBenedetto & Company, P.A. for the year ended December 31, 1994, which is not included herein, contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or application of accounting principles. During the year ended December 31, 1994 and through the date of replacement, there were no disagreements with DiBenedetto & Company, P.A. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure or "reportable events" as described in Item 304 of Regulation S-K.

     Price Waterhouse LLP was retained to audit the Company's financial statements for the year ended December 31, 1993. On January 10, 1995, Price Waterhouse LLP resigned and the Company replaced them with DiBenedetto & Company, P.A. The report of Price Waterhouse LLP for the year ended December 31, 1993, which is not included herein, contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or application of accounting principles. During the year ended December 31, 1993 and through the date of replacement, there were no disagreements with Price Waterhouse LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure or "reportable events" as described in Item 304 of Regulation S-K.

                                  SOLICITATION

     No compensation will be paid by any person in connection with the solicitation of proxies. Brokers, banks and other nominees will be reimbursed for their out-of-pocket expenses and other reasonable clerical expenses incurred in obtaining instructions from beneficial owners of the Common Stock. In addition to the solicitation by mail, special solicitation of proxies may, in certain instances, be made personally or by telephone by directors, officers and certain employees of the Company. It is expected that the expense of such special solicitation will be nominal. All expenses incurred in connection with this solicitation will be borne by the Company.

                             STOCKHOLDER PROPOSALS

     Stockholder proposals for inclusion in the proxy materials related to the 1998 Annual Meeting of Stockholders or Special Meeting in lieu thereof must be received by the Company at its Executive Offices no later than Tuesday, December 16, 1997.

                                 MISCELLANEOUS

     The Board does not intend to present to the Annual Meeting any business other than the proposal listed herein, and the Board was not aware, a reasonable time before mailing this Proxy Statement to stockholders, of any other business which properly may be presented for action at the Annual Meeting. If any other business should come before the Annual Meeting, the persons present will have discretionary authority to vote the shares they own or represent by proxy in accordance with their judgment.

                             AVAILABLE INFORMATION

     STOCKHOLDERS OF RECORD ON APRIL 10, 1997 WILL RECEIVE A PROXY STATEMENT AND THE COMPANY'S ANNUAL REPORT TO STOCKHOLDERS, WHICH CONTAINS DETAILED FINANCIAL INFORMATION CONCERNING THE COMPANY. THE COMPANY WILL MAIL, WITHOUT CHARGE, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K (EXCLUDING EXHIBITS) TO ANY STOCKHOLDER SOLICITED HEREBY WHO REQUESTS IT IN WRITING. PLEASE SUBMIT ANY SUCH WRITTEN REQUEST TO MR. RICHARD P. MOBERG, CHIEF FINANCIAL OFFICER AND TREASURER, AWARE, INC., ONE OAK PARK, BEDFORD, MASSACHUSETTS 01730.

                                   AWARE, INC.

                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 21, 1997

The undersigned stockholder of Aware, Inc. (the "Company"), revoking all prior proxies, hereby appoints James C. Bender, Richard P. Moberg and Robert L. Birnbaum, or any of them acting singly, proxies, with full power of substitution, to vote all shares of capital stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at the Renaissance Bedford Hotel, 44 Middlesex Turnpike, Bedford, Massachusetts, on Wednesday, May 21, 1997, beginning at 10:00 A.M., local time, and at any adjournments thereof, upon matters set forth in the Notice of Annual Meeting dated April 15, 1997 and the related Proxy Statement, copies of which have been received by the undersigned, and in their discretion upon any business that may properly come before the Annual Meeting or any adjournments thereof. Attendance of the undersigned at the Annual Meeting or any adjournment thereof will not be deemed to revoke this proxy unless the undersigned shall affirmatively indicate the intention of the undersigned to vote the shares represented hereby in person prior to the exercise of this proxy.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN WITH RESPECT TO THE PROPOSAL SET FORTH ON THE REVERSE SIDE, WILL BE VOTED FOR SUCH PROPOSAL OR OTHERWISE IN ACCORDANCE WITH THE
              ---
RECOMMENDATION OF THE BOARD OF DIRECTORS.

Please promptly date and sign this proxy and mail it in the enclosed envelope to assure representation of your shares. No postage need be affixed if mailed in the United States.

PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

Please sign exactly as your name(s) appear on stock certificate. If shares are held as joint tenants, both should sign. If stockholder is a corporation, please sign full corporate name by president or other authorized officer and, if a partnership, please sign full partnership name by an authorized partner or other authorized person. If signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

HAS YOUR ADDRESS CHANGED?                  DO YOU HAVE ANY COMMENTS?

__________________________________         _____________________________________

__________________________________         _____________________________________

__________________________________         _____________________________________

[X] PLEASE MARK VOTES
    AS IN THIS EXAMPLE
                                                                                                           With-  For All
                                                                                                     For   hold   Except
          AWARE, INC.                                     1.  To elect each of James C. Bender and   [  ]  [  ]    [  ]
                                                              Jerald G. Fishman as Class 1 directors
                                                              of the Company.

                                                              NOTE: If you do not wish your shares voted "For" a
                                                              particular nominee, mark the "For All Except" box and
                                                              strike a line through the nominee's name.  Your shares
                                                              will be voted for the remaining nominee.
RECORD DATE SHARES:



                                                              Mark box at right if you plan to attend the  [  ]
                                                              Annual Meeting.

Please be sure to sign and date this Proxy.  Date______       Mark box at right if an address change or    [  ]
                                                              comment has been noted on the reverse side
                                                              of this card.


______________________________    _____________________________
Stockholder sign here             Co-owner sign here




DETACH CARD                                                                                               DETACH CARD
_________________________________________________________________________________________________________________________

                                     Please complete and return the proxy card above.

                        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF AWARE, INC.

                                       A STOCKHOLDER WISHING TO VOTE IN ACCORDANCE
                                    WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS
                        NEED ONLY SIGN AND DATE THIS PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE.